Filed Pursuant to Rule 433

Registration Statement No. 333-167916

April 6, 2011

United Mexican States

Final Terms and Conditions

6.05% Global Notes due 2040

Issuer:	United Mexican States

Transaction:	Re-opening of 6.05% Global Notes due 2040 (the “Notes”)

Issue Currency:	U.S. dollars

Issue Size:	U.S. $1,000,000,000 (brings total size to U.S. $4,250,000,000)

Ratings:	Baa1(stable)/BBB(stable)/BBB(stable) (Moody’s/Standard & Poor’s/Fitch)*

Maturity Date:	January 11, 2040

Pricing Date:	April 6, 2011

Settlement Date:	April 12, 2011 (T+4). It is expected that delivery of the Notes will be made against payment therefor on the fourth day following the Pricing Date of the Notes (such settlement cycle being referred to herein as “T+4”). Trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade Notes on the date of pricing should consult their own advisors.

Coupon:	6.05%

Re-offer price:	101.358%, plus accrued interest from January 11, 2011

Yield:	5.950%

Interest Payment Dates:	January 11 and July 11 of each year

Fungibility:	The Notes will be consolidated and form a single series with, and be fully fungible with, Mexico’s outstanding U.S. $3,250,000,000 6.05% Global Notes due 2040 (CUSIP 91086QAV0, ISIN US91086QAV05)

Optional Redemption:	Make-Whole Call at Treasuries + 30 bps (at any time, from time to time prior to maturity upon giving no less than 30 days notice)

Denominations:	U.S. $2,000 and integral multiples thereof

Day Count:	30/360

Underwriters Discount:	.25%

Listing:	Luxembourg Stock Exchange - Euro MTF Market Luxembourg

CUSIP/ISIN:	91086QAV0 / US91086QAV05

Joint Bookrunners/ Allocation:	Deutsche Bank Securities Inc. (50%) Merrill Lynch, Pierce, Fenner & Smith Incorporated (50%)

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A prospectus supplement and prospectus of Mexico, each dated September 2, 2010, accompany this free-writing prospectus and are available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312510203668/dsba.htm#toc. A pricing supplement, dated April 6, 2010, containing a description of the Notes, is available from the Securities and Exchange Commission’s website at

http://www.sec.gov/Archives/edgar/data/101368/000095012310032901/c98972e424b2.htm.

Mexico’s annual report on Form 18-K for the fiscal year ended December 31, 2009 is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312510250241/d18k.htm;

http://www.sec.gov/Archives/edgar/data/101368/000119312510250241/dex99d.htm; and

http://www.sec.gov/Archives/edgar/data/101368/000119312510250241/dex99e.htm .

Amendments to Mexico’s annual report on Form 18-K/A for the fiscal year ended December 31, 2009, including each of Mexico’s recent developments sections, are available from the Securities and Exchange Commission’s website at

http://www.sec.gov/Archives/edgar/data/101368/000119312510272763/d18ka.htm and

http://www.sec.gov/Archives/edgar/data/101368/000119312510272763/dex1.htm for Amendment No. 1 filed with the Commission on December  2, 2010, and http://www.sec.gov/Archives/edgar/data/101368/000119312511034027/d18ka.htm; and

http://www.sec.gov/Archives/edgar/data/101368/000119312511034027/dex1.htm for Amendment No. 2 filed with the Commission on February 14, 2011, and http://www.sec.gov/Archives/edgar/data/101368/000119312511039027/d18ka.htm;

http://www.sec.gov/Archives/edgar/data/101368/000119312511039027/dex1.htm ;

http://www.sec.gov/Archives/edgar/data/101368/000119312511039027/dex2.htm ;

http://www.sec.gov/Archives/edgar/data/101368/000119312511039027/dex3.htm ; and

http://www.sec.gov/Archives/edgar/data/101368/000119312511039027/dex4.htm for Amendment No. 3 filed with the Commission on February  17, 2011, and http://www.sec.gov/Archives/edgar/data/101368/000119312511089768/d18ka.htm and

http://www.sec.gov/Archives/edgar/data/101368/000119312511089768/dex1.htm for Amendment No. 4 filed with the Commission on April 6, 2011.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll free at 1-800-503-4611 or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-866-500-5408.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.